Exhibit 99.1
Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda www.irco.com
NEWS RELEASE
Contact:	Paul Dickard (Media) (201) 573-3120 Joe Fimbianti (Analysts) (201) 573-3113

Ingersoll-Rand Reports 30% Increase In Net Earnings for 2003 Second Quarter;
Reports Diluted EPS of $0.81

- Diluted earnings per share (DEPS) of $0.81 for the 2003 second quarter exceeded previous guidance of $0.70 to $0.75 DEPS.
- Net income increased by 30% to $139.3 million for the 2003 second quarter, compared to $107.4 million for the 2002 second quarter.
- Revenues increased by 11% in the 2003 second quarter (6% organic growth), compared to the 2002 second quarter.
- The company affirms 2003 full-year guidance range of $3.10 to $3.30 DEPS, excluding the gain on the sale of the Engineered Solutions business.
- Debt-to-capital ratio improved to 39.0% compared to 49.7% in the second quarter of 2002.

        Hamilton, Bermuda, July 17, 2003 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial enterprise, today announced that net earnings and revenues increased in the second quarter of 2003 compared to the 2002 second quarter.
        The company reported earnings of $139.3 million, DEPS of $0.81, for the second quarter of 2003, a 30% increase compared to reported earnings of $107.4 million, or DEPS of $0.63, for the second quarter of 2002.  The company's DEPS of $0.81 for the 2003 second quarter exceeded the company's guidance for the quarter of $0.70 to $0.75 DEPS.
        Earnings for the 2003 second quarter include $153.1 million, or DEPS of $0.89, from continuing operations, as well as net after-tax expense of $13.8 million equal to DEPS of approximately $0.08 from discontinued operations.  Discontinued operations represent retained continuing costs associated with Engineered Solutions, which the company sold in the first quarter of 2003, and other divested businesses.  Additionally, during the second quarter, participants in the Continuing Dumping and Subsidy Offset Act (CDSOA) program were advised that there had been an overpayment of benefits in 2002 due to an error by the U.S. Customs Department.  A $5.9 million charge was recorded to discontinued operations to repay the excess antidumping receipts to the Customs Department.
        "IR delivered a solid performance in the face of a continuing weak market environment, an accomplishment we attribute in large part to our commitment to develop and provide innovative products and services that meet our customers' needs," said Herbert L. Henkel, chairman, president and chief executive officer.  "Revenues increased across all four of our business sectors, and recurring revenues increased by 12%.  We believe these results demonstrate that through our investments in innovation, as well as the operational improvements we continue to make, we are building a stronger company - one that's able to thrive in all market conditions."

Additional Highlights for the 2003 Second Quarter
Revenues:  Compared to 2002, the company's revenues increased by approximately 11% to $2,525.1 million.  Organic growth contributed approximately 6 percentage points of the revenue increase and currency comprised 5 percentage points.  All four of the company's business sectors experienced revenue growth in the quarter, compared to the 2002 second quarter, primarily driven by strong growth at Dresser-Rand (+44%), and double-digit growth at Thermo King (+16%) and Bobcat (+12%).  Total recurring revenues, which include revenues from installation, parts, service and rental accounted for 24% of total revenues.

Interest and Other Expense:  Interest expense was $44.0 million for the second quarter of 2003, compared to $59.1 million in the 2002 second quarter, a decrease of approximately $15 million.  This decrease was due to lower year-over-year debt levels related to the repayment of $700 million in debt in the first quarter of 2003 and a decline in interest rates.  Other income totaled $2.6 million for the second quarter, compared to $10.9 million of net expense in the second quarter of 2002, primarily related to higher foreign exchange gains in 2003.

Taxes:  The company's effective tax rate for continuing operations for the second quarter of 2003 was 14.0%, compared to 13.7% in the second quarter of 2002.

Sale of Engineered Solutions
        Effective February 16, 2003, IR sold its Engineered Solutions business to The Timken Company.  The proceeds from the transaction consisted of $700 million in cash and approximately 9.4 million shares of Timken common stock, which were valued at $140 million at the sale date.  The company used the cash proceeds from the sale principally to reduce debt. The company is required to hold the Timken shares until mid-August 2003, after which time they will be monetized.  Additionally, IR will receive 80% of the payments provided in 2003 and 2004 that Engineered Solutions is to receive under the CDSOA, which requires that tariffs collected on dumped imports, or those sold for less than fair market value in the U.S., be directed to U.S. companies that demonstrate they were harmed by these imports.  The results for Engineered Solutions have been classified as "discontinued operations, net of tax" for 2003 and all prior periods.

Second-quarter Business Review
        The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.  Each of its business sectors experienced revenue growth for the 2003 second quarter.  Operating income and margins for the second quarter of 2002 include restructuring and productivity costs of $15.2 million.  Second-quarter 2003 operating income was negatively impacted by approximately $19 million in increased pension costs, approximately $7 million of productivity investments and $14 million of costs for stock-based compensation programs due to the increase in Ingersoll-Rand's common share price during the second quarter.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the sector of $655.6 million represented an increase of approximately 7%, compared to $615.2 million in the second quarter of 2002.  Operating margins were 8.4% in 2003, compared to 6.1% in the 2002 second quarter.
        Hussmann revenues in the second quarter decreased slightly compared to last year, as North American supermarket customers exhibited continued constrained capital spending, which the company attributes to sluggish market growth and competitive pricing in the supermarket industry.  This lower North American display case volume was partially offset by higher international display case revenues and global recurring revenue growth.  The company continues to expand large multi-store service programs, and currently provides comprehensive service to more than 4,400 stores for several major retail chains.  Operating margins of service branch operations improved during the quarter, as the company implemented process improvements.
        Thermo King revenues for the quarter increased by 16% (9% excluding currency) compared to last year's second quarter.  Strong double-digit revenue growth in the North American market for refrigerated trailers, European truck and bus, global containers and recurring revenues offset declines in South America and Asia Pacific.

The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.
        Air and Productivity Solutions provides equipment and services for compressed air systems, tools, fluid power products and the company's Energy Systems business.  Total revenues increased by approximately 9% to $352.9 million.  Second-quarter operating margins for Air and Productivity Solutions were 6.1%, compared to 4.3% in 2002.  Air Solutions revenues increased by 10% (3% excluding currency), compared to the second quarter of 2002, despite sluggish market demand.  This gain reflects higher new-product sales in complete units and increased recurring revenues.  Total recurring revenues increased by 11% compared to last year and accounted for 48% of total Air Solutions revenues.  The AirCare program, which offers comprehensive service and maintenance for all brands of air compressors, expanded to more than 10,000 customers, an increase of more than 25% compared to year-end 2002.  Energy Systems focused its marketing effort on environmental markets for the new 250-kilowatt (kW) microturbine unit and cogeneration applications for the 70-kW product.  Energy Systems received customer orders for more than $8 million of microturbines during the second quarter of 2003, compared to approximately $1 million for the same period last year.
        Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete package solutions to the oil, gas, chemical and petrochemical industries.  D-R's second-quarter 2003 revenues of $337.1 million increased by 44%, compared to last year's second quarter.  Excluding buyout components, revenues increased by 34%.  D-R's operating profit improved to $8.0 million in the second quarter of 2003, compared to $0.2 million in the 2002 second quarter.  The backlog totaled $650 million ($481 million excluding buyouts) at June 30, 2003.  Recurring revenues comprised 42% of D-R revenues in the second quarter.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and drilling equipment.  Total sector revenues increased by approximately 8% to $791.2 million, compared to the 2002 second quarter.  Operating margins were 12.7%, compared to 12.3% in the second quarter of 2002.  Despite sluggish construction markets in North America, Bobcat compact equipment revenues increased by 12% (6% excluding currency), compared to last year, due to new product introductions and market share gains.  Bobcat margins improved as well, reflecting volume gains and the benefit of productivity initiatives.  Road Development revenues increased, compared to a weak 2002, due to improved overseas sales.  Operating margins declined, reflecting soft road-repair markets and unfavorable pricing in North America, as well as the impact of an ongoing work stoppage at the Mattoon, Illinois, production facility.  Club Car experienced slight revenue gains with improved margins in the second quarter compared to 2002, primarily reflecting market-share gains in the sluggish North American golf market and ongoing revenue from a contract with General Motors to produce its Pathway vehicle.

 The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  Second-quarter revenues increased by approximately 7% to $388.3 million.  Electronic access-control revenues were particularly strong due to growing market demand and the acquisition of Electronic Technologies Corporation (ETC) in the second quarter of 2002.  The traditional hardware business increased slightly as improvements in the retail business offset somewhat lower commercial revenues.  Operating margins from ongoing operations remained strong during the quarter.  The reported operating margin reduction to 17.2% from 17.7% last year reflects the impact of one-time costs.

Balance Sheet
        Total debt at the end of the second quarter was $2.54 billion compared to $2.62 billion at the end of the first quarter and $3.60 billion at the end of the second quarter of 2002.  The second quarter 2003 debt-to-capital ratio was 39.0% compared to 41.3% in the first quarter and 49.7% for the same period last year.

2003 Outlook
        "Activity in IR's end markets was mixed as we completed the quarter," said Henkel.  "Although our recent activity improved during the month of June, we remain cautious and do not expect any rapid near-term improvement in most of our major construction and industrial markets for the balance of 2003.
        "Despite the persistence of uncertain market conditions, we are confident that our strategy to invest in innovation and continually find ways to simplify our operations to be able to do more with less is the right approach.  We are well positioned to exploit market opportunities we expect to unfold throughout 2003 and next year with an improving economy.  In recent months, we have rolled out many new products and services that demonstrate our commitment to innovation.  Bobcat created a new category of compact equipment with the Toolcat utility work machine. Thermo King has engineered a number of products, such as the Magnum refrigerated sea-going container, that are providing better ways for companies to transport and store food and other temperature-sensitive goods.  Air Solutions has developed a comprehensive approach for measuring and managing the efficiency of compressed air systems, enabling its customers around the world to realize unprecedented gains in energy efficiency.  These are just a few of many instances which demonstrate that our drive for excellence in product and service innovation is enabling us to solidify our leadership in existing markets and take exciting steps toward growth in new ones."
        The company anticipates third-quarter 2003 earnings to be in the range of $0.70 to $0.75 per share, including DEPS of $0.74 to $0.79 from continuing operations, offset by $0.04 of net after-tax costs per share related to discontinued operations.  This forecast compares to earnings of $0.61 DEPS, including $0.08 DEPS from discontinued operations, in the third quarter of 2002.  Based on the current uncertain macro-economic environment, the company is maintaining its full-year 2003 expectation for diluted EPS from total operations to be in the range of $3.10 to $3.30, excluding the gain on the sale of Engineered Solutions.  Incorporating the gain on the sale would bring the range of reported DEPS to $3.41 to $3.61 for the full year 2003.

        Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorks microturbines; Ingersoll-Rand industrial and construction equipment; Dresser-Rand turbomachinery and Kryptonite portable security products.  In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

        This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2003.

#   #   #
7/17/03
(See Accompanying Tables)